Exhibit 5.1

June 4, 2008

505 Montgomery Street, Suite 2000
San Francisco, California 94111-6538
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www.lw.com

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BMC Software, Inc.
2101 CityWest Boulevard
Houston, Texas 77042-2827

Re:	Registration Statement No. 333-151231 $300,000,000 Aggregate Principal Amount of 7.25% Notes due 2018
Ladies and Gentlemen:
     We have acted as special counsel to BMC Software, Inc., a Delaware corporation (the “Company”), in connection with the issuance of $300,000,000 aggregate principal amount of 7.25% Notes due 2018 (the “Notes”), under an Indenture dated as of June 4, 2008, as supplemented by a Supplemental Indenture dated June 4, 2008 setting forth the terms of the Notes (collectively, the “Indenture”), between the Company and Wells Fargo Bank, N.A., as trustee (the “Trustee”), and pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 29, 2008 (Registration No. 333-151231) (the “Registration Statement”), a base prospectus dated May 29, 2008 included in the Registration Statement (the “Base Prospectus”), a prospectus supplement dated May 29, 2008 (together with the Base Prospectus, the “Prospectus”), filed with the Commission pursuant to Rule 424(b) under the Act on May 30, 2008, and an underwriting agreement, dated May 29, 2008, by and between Banc of America Securities LLC and Credit Suisse Securities (USA) LLC, as representatives of the several Underwriters named therein, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Base Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Notes.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the general corporation law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the

June 4, 2008

laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agency within any state.
     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof, the Notes have been duly authorized by all necessary corporate action of the Company and, when the Notes have been duly executed, issued, and authenticated in accordance with the terms of the Indenture and delivered by or on behalf of the Company against delivery and payment therefor in accordance with the terms of the Indenture and in the circumstances contemplated by the Underwriting Agreement, the Notes will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies or judicial relief, (c) the waiver of rights or defenses set forth in Section 4.4 of the Indenture, (d) any provision to the extent it requires that a claim with respect to the Notes (or a judgment in respect of such a claim) be converted into U.S. dollars at a rate of exchange at a particular date, to the extent applicable law otherwise provides, (e) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and (f) the severability, if invalid, of provisions to the foregoing effect.
     With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders, or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated June 4, 2008 and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of

June 4, 2008

persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ LATHAM & WATKINS LLP